Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal First Quarter

~ Provides Second Quarter and Updates Full Year 2011 Outlook ~

~ Announces Quarterly Cash Dividend ~

Centennial, CO – May 5, 2011 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.6% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the fiscal first quarter ended March 31, 2011.

Total revenue for the first quarter 2011 declined 16.3% to $70.8 million from $84.6 million for the comparable quarter last year. Advertising revenue for the first quarter 2011 was $59.1 million, a decrease of 12.8% compared to $67.8 million for the comparable quarter last year. Fathom Events revenue decreased 30.4% to $11.7 million in the first quarter of 2011 compared to $16.8 million for the comparable quarter last year. National advertising inventory utilization for the quarter was 71.0% versus 78.1% in the comparable period in 2010. Cost per thousand (or CPM) national advertising rates increased 3.2% in the quarter versus the comparable quarter last year. Adjusted OIBDA decreased 27.4% to $23.6 million for the first quarter 2011 from $32.5 million for the comparable quarter last year. Adjusted OIBDA as a percentage of total revenue decreased to 33.3% in the current quarter from 38.4% in the first quarter of 2010. Net loss for the first quarter of 2011 was $1.0 million, or a net loss of $0.02 per diluted share compared to net income of $1.2 million or net income of $0.03 per diluted share for the first quarter of 2010.

The Company announced today that its Board of Directors has authorized the Company’s first quarter cash dividend of $0.20 per share of common stock. The dividend will be paid on June 2, 2011, to stockholders of record on May 19, 2011. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

“We continued to make great progress expanding and improving our national digital network. During this year we have added three new network affiliate circuits operating approximately 310 screens and seven million annual attendees, and will have converted over 4,200 screens or 26% of our digital network to higher quality digital cinema projectors. This network expansion and the ability to offer 3D throughout our network will help us to continue to expand our advertising client base and Fathom programming as we improve our competitive positioning versus other national networks,” said Kurt Hall, National CineMedia’s Chairman and CEO.

Mr. Hall concluded, “While I am obviously disappointed with the loss of the military spending that contributed to the lower Q1 revenue and OIBDA, we continued to make good progress in the first quarter expanding and strengthening our client relationships. In fact, excluding the one significant Q1 2010 military contract, our 2011 first quarter national advertising revenue would have grown over 14%. Adding more clients continues to be our primary focus to grow our business from one that is heavily weighted towards product launches and other event marketing to one that includes a more stable base of clients that advertise with us on a consistent basis.”

Supplemental Information

The payments made by Regal associated with Consolidated Theatres payments were $0.2 million and $0.4 million for the quarters ended March 31, 2011 and April 1, 2010.

2011 Outlook

For the second quarter of 2011, the Company expects total revenue to be in the range of $108 million to $111 million, compared to the total revenue for the second quarter of 2010 of $99.1 million and Adjusted OIBDA to be in the range of $52 million to $55 million, compared to the Adjusted OIBDA for the second quarter of 2010 of $49.9 million.

For the full year 2011, the Company now expects total revenue to be in the range of $460 million to $475 million, compared to the total revenue for the full year 2010 of $427.5 million and Adjusted OIBDA to now be in the range of $235 million to $250 million, compared to the Adjusted OIBDA for the full year 2010 of $222.4 million.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties Thursday, May 5, 2011 at 5:00 P.M. Eastern time. The live call can be accessed by dialing (877) 407-9039 or for international participants (201) 689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, May 19, 2011, by dialing (877) 870-5176 or for international participants (858) 384-5517, and conference ID 371989.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 170 Designated Market Areas® (49 of the top 50) and includes approximately 17,200 screens (16,100 digital). During 2010, over 680 million patrons attended movies shown in theaters currently included in NCM’s network (including Consolidated Theatres, Rave Cinemas, Coming Attractions and Digiplex Destinations). The NCM Fathom Events broadcast network is comprised of over 600 locations in 163 Designated Market Areas® (all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 43 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.6% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company's Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

NATIONAL CINEMEDIA, INC.

Statements of Operations

Unaudited

($ in millions, except per share data)

	Quarter Ended March 31, 2011	Quarter Ended April 1, 2010
REVENUE:
Advertising (including revenue from founding members of $8.3 and $9.6 million, respectively)	$59.1	$67.8
Fathom Events	11.7	16.8

Total	70.8	84.6

OPERATING EXPENSES:
Advertising operating costs	3.5	4.5
Fathom Events operating costs (including $1.9 and $2.4 million to founding members, respectively)	7.6	11.1
Network costs	4.9	4.9
Theatre access fees—founding members	12.1	12.9
Selling and marketing costs	14.6	13.1
Administrative and other costs	8.5	7.7
Depreciation and amortization	4.6	4.0

Total	55.8	58.2

OPERATING INCOME	15.0	26.4

Interest Expense and Other, Net:
Interest on borrowings	10.9	11.0
Change in derivative fair value	(1.2)	1.7
Accretion of interest on the discounted payable to founding members under tax sharing agreement	4.4	3.5

Total	14.1	16.2

INCOME BEFORE INCOME TAXES	0.9	10.2
(Benefit) Provision for Income Taxes	(0.7)	0.9
Equity loss from investment, net	0.0	0.6

CONSOLIDATED NET INCOME	1.6	8.7
Less: Net Income Attributable to Noncontrolling Interests	2.6	7.5

NET (LOSS) INCOME ATTRIBUTABLE TO NCM, INC	$(1.0)	$1.2

EARNINGS (LOSS) PER NCM, INC. COMMON SHARE:
Basic	$(0.02)	$0.03
Diluted	$(0.02)	$0.03

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	March 31, 2011	December 30, 2010
Cash and cash equivalents	$50.8	$74.4
Short-term investments	14.0	8.5
Receivables, net	60.6	100.7
Property and equipment, net	19.6	19.8
Total Assets	796.4	854.5
Borrowings	778.0	775.0
Total equity/(deficit)	(327.0)	(318.4)
Total Liabilities and Equity/(Deficit)	796.4	854.5

NATIONAL CINEMEDIA, INC. (Historical)

Operating Data

Unaudited

	Quarter	Quarter
	Ended	Ended
	March 31, 2011	April 1, 2010
Total Screens at Period End (1) (6)	17,196	17,076

Founding Member Screens at Period End (2) (6)	14,901	14,344

Total Digital Screens at Period End (3)	16,088	15,526

Total Attendance for Period (4) (6) (in millions)	133.2	161.9

Founding Member Attendance for Period (5) (6) (in millions)	118.3	139.9

Capital Expenditures (in millions)	$2.2	$2.1

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes Consolidated Theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee and per share data)

	Quarter	Quarter
	Ended	Ended
	March 31, 2011	April 1, 2010
Advertising Revenue	$59.1	$67.8
Total Revenue	70.8	84.6
Operating Income	15.0	26.4

Total Attendance (1)	133.2	161.9
Advertising Revenue / Attendee	$0.44	$0.42

OIBDA	$19.6	$30.4
Adjusted OIBDA	23.6	32.5
Adjusted OIBDA Margin	33.3%	38.4%

Earnings (Loss) Per Share – Basic	$(0.02)	$0.03
Earnings (Loss) Per Share – Diluted	$(0.02)	$0.03

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes Consolidated Theatres attendance for all periods presented.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited ($ in millions)

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (OIBDA), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents operating income (loss) before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA share based payment costs and deferred stock compensation. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs and deferred stock compensation. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter	Quarter
	Ended	Ended
	March 31, 2011	April 1, 2010
Operating income	$15.0	$26.4
Depreciation and amortization	4.6	4.0

OIBDA	19.6	30.4
Share-based compensation costs (1)	4.0	2.1

Adjusted OIBDA	$23.6	$32.5

Total Revenue	$70.8	$84.6

Adjusted OIBDA margin	33.3%	38.4%

Adjusted OIBDA	$23.6	$32.5
Consolidated Theatres Payments	0.2	0.4

Adjusted OIBDA after Consolidated Theatres Payments	$23.8	$32.9

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending June 30, 2011		Year Ending December 29, 2011
	Low	High	Low	High
Operating Income	$43.5	$46.1	$201.0	$214.4
Depreciation and amortization	4.6	4.8	18.4	19.2

OIBDA	48.1	50.9	219.4	233.6
Share-based compensation costs (1)	3.9	4.1	15.6	16.4

Adjusted OIBDA	$52.0	$55.0	$235.0	$250.0

Total Revenue	$108.0	$111.0	$460.0	$475.0

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.